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                                                                   EXHIBIT 11.1

                               METAL MANAGEMENT

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   Year Ended      Year Ended     Five Months
                                                   October 31,     October 31,       Ended           Year Ended
                                                      1994            1995       March 31, 1996    March 31, 1997
Earnings:                                          ----------      ----------    --------------    --------------
   Income (loss) from continuing operations            $  228        $    261         $    (16)          $(2,010)
   Gain on sale of discontinued operations                  0               0                0               502
   Operating income (loss) from discontinued
      operations                                         (440)         (2,698)              22               345
                                                       ------        --------         --------           -------
              Net income (loss)                        $ (212)       $ (2,437)        $      6           $(1,163)
                                                       ======        ========         ========           =======

Weighted average common shares outstanding              5,098           5,125            5,299             9,106
Common stock equivalents (1)                                0               0                0                 0
                                                       ------        --------         --------           -------
                     Total                              5,098           5,125            5,299             9,106
                                                       ======        ========         ========           =======
Per share amounts:
   Income (loss) from continuing operations            $ 0.04        $   0.05         $   0.00           $ (0.22)
   Gain on sale of discontinued operations               0.00            0.00             0.00              0.05
   Operating income (loss) from discontinued
      operations                                        (0.08)          (0.53)            0.00              0.04
                                                       ------        --------         --------           -------
              Net income (loss)                        $(0.04)       $  (0.48)        $   0.00           $ (0.13)
                                                       ======        ========         ========           =======


(1) Due to the net loss for the years ended October 31, 1994, October 31, 1995 and March 31, 1997, common stock equivalents were not added to weighted average common shares outstanding as the result would have been antidilutive. For the five months ended March 31, 1996, the dilutive effect of common stock equivalents was immaterial and they were therefore, not added to weighted average shares outstanding.